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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated October 7, 1998, relating to the financial statements and financial highlights of Morgan Stanley Dean Witter Liquid Asset Fund Inc., formerly Dean Witter Liquid Asset Fund Inc., which appears in such Prospectus, and to the incorporation by reference of our report into the Statement of Additional Information which also constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in such Prospectus and under the headings "Independent Accountants" and "Experts" in such Statement of Additional Information.





PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
October 19, 1998